UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) June 16, 2008 (June 12, 2008)

CHINA WATER AND DRINKS INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-52812	20-2304161
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
Unit 607, 6/F Concordia Plaza, 1 Science Museum Road, Tsmshatsui East, Kowloon, Hong Kong, People’s Republic of China
(Address of Principal Executive Offices) (Zip Code)

852-26202518
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On June 12, 2008, China Water and Drinks Inc. (the “Company”) entered into a Share Purchase Agreement (the “SPA”) pursuant to which it will indirectly acquire a sixty seven percent (67%) equity interest in Guangzhou Grand Canyon Distilled Water Co., Ltd. (“Grand Canyon”), a Sino-Foreign Joint Venture limited liability company formed in the People’s Republic of China (the “PRC”).

Under the terms of the SPA, the Company will purchase from Mr. Li Sui Poon (the “Shareholder”) one hundred percent (100%) of the outstanding equity (the “Shares”) of Prosper Focus Enterprise Limited, a Hong Kong corporation (“Prosper Focus”), which, in turn, owns sixty-seven (67%) of the equity interests of Grand Canyon.

A copy of the SPA is attached hereto as Exhibit 2.1. Please refer to Item 2.01 below with respect to the description of the SPA, which description is qualified in its entirety by reference to Exhibit 2.1.

Item 2.01.	Completion of Acquisition or Disposition of Assets

On June 16, 2008, pursuant to the SPA as mentioned above, the Company completed its acquisition of all of the outstanding shares of Prospect Focus and thus acquired a sixty seven percent (67%) equity interest in Grand Canyon, which is engaged in the bottled water production business in Guangzhou City, Guangdong Province in the PRC. No prior material relationship existed between the Shareholder and the Company, any of its affiliates, or any of its directors or officers.

The purchase price to be paid by the Company for the Shares is $19,100,000 (subject to potential adjustments based on the financial results contained in the Audit Reports described below).

The purchase price is payable under the SPA in the following installments: (i) an initial cash deposit in the amount of $10,205,128.20 was paid by the Company to the Shareholder in connection with the acquisition; (ii) a second cash payment in the amount of $6,984,871.80 is due upon closing; and (iii) the remaining 10% of the purchase price, $1.91 million, will be payable by the Company to the Shareholder within 10 business days after the filing of the Company’s annual report for the fiscal year ended December 31, 2009, if (x) the net income of Grand Canyon for its fiscal year ended December 31, 2008 and December 31, 2009 meets certain net income thresholds set forth in section 3.2(d) of the SPA and (y) there is no material restatement to the 2007 audit reports of Grand Canyon prepared in accordance with U.S. generally accepted accounting principles (the “Audit Reports”). The first installment payment described in (i) above will be returned to the Company within 10 business days if the SPA is terminated before the closing of the acquisition of the Shares. In the event that the closing conditions set forth in Section 4.1 of the SPA are not satisfied before the closing, the Company has the right to either terminate the SPA or adjust the Purchase Price based on the Audit Reports.

The SPA contains customary representations and warranties regarding the financial condition and operations of Grand Canyon and the closing of the acquisition of the Shares pursuant to the SPA is subject to customary closing conditions, such as the completion of due diligence by the Company, receipt of all third party and governmental consents and authorizations and the absence of a material adverse change affecting either Prosper Focus or Grand Canyon. In addition, the Board of Directors of Grand Canyon will be re-constituted. In addition, the Board of Directors of Grand Canyon will be re-constituted to consist of a single Board member who will be designated and appointed by the Company.

Under the terms of the SPA, the Shareholder has agreed to indemnify the Company for its damages, if any, resulting from a breach of the covenants, representations and warranties of Grand Canyon, Prosper Focus and/or the Shareholder.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chen Xing Hua, the Company’s chief executive officer, has agreed to resign upon the joint filing by the Company and Heckmann Corporation of a Registration Statement on Form S-4 related to Heckmann Corporation’s proposed acquisition of the Company. Mr. Chen has agreed to remain available to the Company on an informal basis during a transition period.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statement of Business Acquired
The financial statements of Grand Canyon for the three months ended March 31, 2008 and 2007 and the year ended December 31, 2007 are filed herewith as exhibit 99.1.

(b)	Pro Forma Financial Information
The pro forma financial information for the Company and its subsidiaries concerning the acquisition of Grand Canyon is filed herewith as exhibit 99.1.

(d)	Exhibit
The following exhibits are filed with this Form 8-K.

Exhibit No.	Description
2.1	Share Purchase Agreement, dated as of June 12, 2008 between the Company and Li Sui Poon.
99.1
(i) The financial statements of Grand Canyon for the three months ended March 31, 2008 and 2007 and the year ended December 31, 2007 and (ii) the pro forma financial information for the Company and its subsidiaries concerning the acquisition of Grand Canyon.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 16, 2008

CHINA WATER & DRINKS INC.

By:	/s/ Xu Hong Bin
Name:	Xu Hong Bin
Title:	President

Exhibit Index

Exhibit No.	Description
2.1	Share Purchase Agreement, dated as of June 12, 2008 between the Company and Li Sui Poon.
99.1
(i) The financial statements of Grand Canyon for the three months ended March 31, 2008 and 2007 and the year ended December 31, 2007 and (ii) the pro forma financial information for the Company and its subsidiaries concerning the acquisition of Grand Canyon.